Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES
2nd QUARTER 2012 RESULTS
AUGUST 6, 2012

AUGUST 6, 2012 — Irvine, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: BANC), the holding company for Pacific Trust Bank (“Bank”), announced today results for the quarter and six months ended June 30, 2012.  For the quarter ended June 30, 2012, the Company reported a net loss of $0.7 million and a net loss to common shareholders of $1.1 million. The decline in net income of $1.3 million, when compared to the $0.4 million of net income reported by the Company for the linked quarter ended March 31, 2012, was primarily due to an increase in noninterest expenses of $1.7 million. This increase was largely comprised of $1.1 million in expenses relating to growth initiatives, including a $0.4 million increase in professional services expense,  $0.2 million in fees for the pending acquisition of Gateway Bancorp, $0.3 of salaries and benefits expense associated with an increase in temporary help and a $0.3 million increase in occupancy expense associated with rent for the Company’s Irvine headquarters which included additional space for consolidation of the certain personnel in connection with the Company’s pending acquisitions. Noninterest expense also increased compared with the first quarter of 2012 as a result of a $0.1 million increase in other real estate owned (“OREO”) valuation allowance during the second quarter of 2012 and a $0.3 million net gain on sale of OREO during the first quarter of 2012. For the six months ended June 30, 2012, the Company reported a net loss of $0.4 million and a net loss to common shareholders of $1.1 million.

Total assets increased by $32.0 million to $1.12 billion or 3.0%, during the three month period ended June 30, 2012.  Since December 31, 2012, total assets have increased $116.1 million, or 11.6%.  The growth during the second quarter of 2012 was largely due to a $15.6 million increase in investment securities and a $15.0 million increase in cash and cash equivalents, which was primarily funded with net proceeds of the issuance by the Company in April 2012 of $33.0 million in 7.50% senior notes.

The Company recorded a $0.3 million provision for loan losses during the second quarter of 2012 as a result of an increase in specific allocations for non-accrual loans, as compared to a $0.7 million provision for loan losses during the first quarter of 2012.  For the six months ended June 30, 2012, the Company recorded a $1.0 million provision for loan losses, largely in support of the $67.7 million in loans originated, net of principal collections, during that period, and an increase in general reserves to compensate for higher economic uncertainty.

The Company made continued progress in resolving legacy problem assets and reported a $5.1 million or 16.3% reduction in total nonperforming assets, including all non-accrual loans and OREO, to $26.1 million as of June 30, 2012 from $31.2 million as of March 31, 2012.  The reduction in nonperforming assets from December 31, 2011 through June 30, 2012 was $7.8 million, or 23.1%, from $33.9 million in nonperforming assets as of December 31, 2011.  As a percentage of total assets, nonperforming assets decreased to 2.3% as of June 30, 2012 from 2.9% as of March 31, 2012 and from 3.4% as of December 31, 2011.  During the first six months of 2012, loans delinquent for more than 30 days, excluding purchased credit impaired loans, declined by 66.2% to $6.3 million compared to $18.8 million as of December 31, 2011.  As of March 31, 2012, loans delinquent for more than 30 days totaled $7.0 million.

Greg Mitchell, the Company’s Chief Executive Officer, commented “I am pleased with the progress PacTrust Bank made during the second quarter.  We are well positioned to integrate our acquisitions of Beach Business Bank and Gateway Business Bank during the third quarter of the year.  We were delighted to welcome Beach Business Bank to the PacTrust family on July 1, 2012, and look forward to the acquisition and integration of Gateway Business Bank on or about August 17, 2012. Beach Business Bank and Gateway Business Bank are profitable community banks and we expect significant EPS accretion from the acquisitions as well as long term strategic benefits from the integration of new people, products and services.”

SECOND QUARTER HIGHLIGHTS:

Bancorp’s net interest income, before provision for loan losses, for the second quarter of 2012 was $8.4 million, $0.5 million lower than the $8.9 million recorded for the first quarter of 2012.  The reduction is largely attributable to the increase in interest expense associated with the 7.5% senior notes issued by the Company during the second quarter. Interest income remained flat as the proceeds from the senior notes were invested in short term liquid assets in anticipation of the funding requirements for the Beach Business Bank and Gateway Bancorp acquisitions.  As a result, net interest margin for the quarter ended June 30, 2012 was 3.27%, a decline of 38 basis points from the 3.65% net interest margin recorded for the quarter ended March 31, 2012. The reduction in net interest margin was largely driven by (1) a twenty basis point decline in average earning asset yields to 4.04% for the quarter ended June 30, 2012 as compared to the 4.24% recorded for the quarter ended March 31, 2012.  The decline in average earning asset yield is attributed to the increase in short term liquid asset balances and the impact of nonaccrual loans on loan yields; and (2) a sixteen basis points increase in the average cost of funds on the Company’s interest bearing liabilities to 0.84% for the quarter ended June 30, 2012 as compared to .68% for the quarter ended March 30, 2012, due primarily to the issuance of the senior notes in the second quarter.  In comparison, the Bank’s average cost of funds, which excludes the interest expense on the senior notes, fell by 3 basis points to 0.65% for the quarter ended June 30, 2012 compared to 0.68% for the quarter ended March 31, 2012.. The average cost of interest bearing deposits during the second quarter of 2012 declined by two basis points to 0.64% from 0.66% for the quarter ended March 31, 2012, driven by the pricing of deposits at lower market rates. The provision for loan losses for the second quarter of 2012 was $0.3 million, compared to the first quarter of 2012 provision of $0.7 million, a decline of $0.4 million, largely offsetting the impact of the decline in net interest income. Noninterest income for the second quarter of 2012 was $0.6 million, a $0.1 million increase from $05 million for the first quarter of 2012. Noninterest expense increased $1.7 million to $9.9 million for the second quarter of 2012 from $8.2 million recorded for the first quarter of 2012.  This increase was largely comprised of $1.1 million in expenses relating to strategic initiatives, including a $0.4 million increase in professional services expense,  $0.2 million in fees for the pending acquisition of Gateway, $0.3 million increase in salaries and benefits expense associated with an increase in temporary help  and $0.3 million increase in occupancy expense associated with rent for the Company’s Irvine headquarters which included additional space for consolidation of the certain personnel in connection with Company’s pending acquisitions. Noninterest expense also increased compared with the first quarter of 2012 as a result of a $0.1 million increase in other real estate owned (“OREO”) valuation allowance during the second quarter of 2012 and a $0.3 million net gain on sale of OREO during the first quarter of 2012. The net result, after taxes, was a net loss for the second quarter of 2012 of $0.7 million compared to  net income for the first quarter of 2012 of $0.4 million.

The Bank reported a net loss of $0.1 million for the second quarter of 2012.  The Bank’s second quarter loss was driven by the $1.7 million increase in noninterest expense, partially offset by a rise in net interest income of $0.1 million, a reduction in provision for loan losses of $0.4 million and an increase in noninterest income of $0.1 million.  The Bank remained well-capitalized, reporting as of June 30, 2012 Tier-1, Tier-1 Risk Based and Total Risk-Based capital ratios of 11.44%, 16.63% and 17.88%, respectively.

Asset Quality:

•
Total nonperforming assets, including all nonaccrual loans and OREO, decreased $5.1 million to $26.1 million, or 2.3% of total assets, as of June 30, 2012 as compared to $31.2 million, or 2.9% of total assets, as of March 31, 2012.  Total nonperforming assets were $33.9 million, or 3.4% of total assets, as of December 31, 2011

•
Non-performing loans, including all nonaccrual loans, decreased by $1.4 million, to $16.9 million, or 2.0% of total gross loans, as of June 30, 2012 from $18.3 million, or 2.2% of total gross loans, as of March 31, 2012.  Non-performing loans were $19.2 million, or 2.5% of total gross loans, as of December 31, 2011.

•
Loans delinquent 90 plus days decreased by $0.6 million, to $2.0 million, or 0.2% of total gross loans, as of June 30, 2012, from $2.6 million, or 0.3% of total gross loans, as of March 31, 2012.  Loans delinquent 90 plus days were $7.8 million, or 1.0% of total gross loans, as of December 31, 2011.

•
OREO decreased by $1.9 million to $9.3 million as of June 30, 2012 as compared to $12.8 million as of March 31, 2012, or 0.9% and 1.2% of total assets, respectively.   As of December 31, 2011, OREO was $14.7 million, or 1.5% of total assets.

•
Total classified loans (defined as loans rated Loss, Doubtful or Substandard) decreased by $2.6 million, or 10.2%, from $25.5 million as of March 31, 2012 to $22.9 million as of June 30, 2012.  Total classified loans were $32.5 million as of December 31, 2011.

•
Loans delinquent 60 - 89 days decreased $0.5 million to $0.3 million during the three months ended June 30, 2012 from $0.8 million as of March 31, 2012.  Loans delinquent 60 -89 days were $2.5 million as of December 31, 2011.

•
The allowance for loan losses increased from $11.2 million, or 1.3% of loans, as of March 31, 2012, to $11.4 million, or 1.4% of loans, as of June 30, 2012. The change in the allowance resulted from an increase in specific allocation allowance for nonaccrual loans.  As of December 31, 2011, the allowance for loan losses was $12.8 million, or 1.6% of loans.

Balance sheet and liquidity:

•	Total assets increased by $32.0 million (3.0%) for the three month period ended June 30, 2012.

•
Loans, net of allowance, totaled $829.1 million at June 30, 2012, compared to $828.3 million at March 31, 2012. Loan originations during the second quarter of 2012 totaled $60.0 million compared to $57.2 million in loan volume originated during the first quarter of 2012.  Loans purchased during the second quarter of 2012 declined to $2.8 million as compared to the loan purchase volume of $19.5 million during the quarter ended March 31, 2012.   The additions to the loan portfolio during the second quarter of 2012 were offset by a $22.7 million sale of single family mortgage loans and schedule amortization and payoff of loans, resulting in net loan growth of $0.8 million for the second quarter.

•	Securities available-for-sale at June 30, 2012 totaled $117.0 million compared to $101.5 million at March 31, 2012.

•
Total deposits were $852.3 million as of June 30, 2012 compared to $853.8 million as of March 31, 2012. Total deposit balances fell by $1.5 million (0.2%) for the three month period ended June 30, 2012. De novo branches opened in 2011 and 2012 reported $28 million of deposit growth during the second quarter of 2012.

Dividend:

•	On June 4, 2012, Bancorp announced a quarterly dividend of $0.12 per common share paid on July 2, 2012 to shareholders of record as of June 15, 2012.

Other Events

•
On April 5, 2012, the Company announced that the Office of the Comptroller of the Currency (the “OCC”) terminated the August 2009 Memorandum of Understanding between the Office of Thrift Supervision (which was succeeded by the OCC as the Bank’s primary regulator) and the Bank, effective April 4, 2012.

•	On April 23, 2012, the Company completed the public offering of $33 million of 7.5% senior notes due April 15, 2020.

•	On July 1, 2012, the Company completed its merger with Beach Business Bank. Beach Business Bank operates as a wholly owned subsidiary of the Company.

•
On August 2, 2012, the Company announced that the Federal Reserve approved the Company’s application to acquire Gateway Bancorp and its wholly owned subsidiary, Gateway Business Bank.  With this approval, the Company expects to complete the acquisition on or about August 17, 2012

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host a conference call at 11:00 a.m. PST (2:00 p.m. EST) on August 6, 2012, to discuss second quarter 2012 results as well as other matters. To access the conference call, please dial (888) 793-9492. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com.

For those unable to participate in the conference call, a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank, Irvine, California, and of Beach Business Bank, Manhattan Beach, California. The two banks provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

 The Company began operations in 1941 and is headquartered in Orange County, California.  Through its banking subsidiaries, it currently operates 17 deposit taking offices primarily serving San Diego, Orange, Riverside and Los Angeles counties and one loan production office in Los Angeles county. The Company also provides customers with the convenience of 28,000 fee-free ATM locations through the CO-OP ATM Network

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Forward-Looking Statements

When used in this press release and in other public shareholder communications, in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “guidance” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenue, expense or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement for the Company’s pending acquisition of Gateway Bancorp; (ii)  the inability to complete the Gateway Bancorp transaction due to the failure to satisfy such transaction's conditions to completion; (iii) risks that the Gateway Bancorp transaction or the recently completed Beach Business Bank transaction disrupts current plans and operations, the potential difficulties in customer and employee retention as a result of the transactions and the amount of the costs, fees, expenses and charges related to the transactions; (iv) continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets; (v) the credit risks of lending activities, which may be affected by further deterioration in the real estate markets, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our loan loss reserves; (vi) the quality and composition of our securities portfolio; (vii) changes in general economic conditions, either nationally or in our market areas; (viii) changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources; (ix) fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area; (x) results of examinations of us by regulatory authorities and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; (xi) legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules; (xii) our ability to control operating costs and expenses; (xiii) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (xiv) errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation; (xv) the network and computer systems on which we depend could fail or experience a security breach; (xvi) our ability to attract and retain key members of our senior management team; (xvii) costs and effects of litigation, including settlements and judgments; (xviii) increased competitive pressures among financial services companies; (xix) changes in consumer spending, borrowing and saving habits; (xx) adverse changes in the securities markets; (xxi) earthquake, fire or other natural disasters affecting the condition of real estate collateral; (xxii) the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; (xxiii) inability of key third-party providers to perform their obligations to us; (xxiv) changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; (xxv) war or terrorist activities; and (xxvi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described from time to time in documents that we file with or furnish to the SEC.  You should not place undue reliance on forward-looking statements, and we undertake no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

SELECTED DETAIL ON LOAN QUALITY AND RISK. Non-performing Assets. The following table is a summary of our non-performing assets at June 30, 2012, March 31, 2012 and December 31, 2011, consisting of non-performing loans and other real estate loans as of such dates. Non-performing loans include all nonaccrual loans that are past due 90 days or more, including troubled debt restructured loans on nonaccrual, and loans past due 90 days and still accruing interest, of which there were none at June 30, 2012, March 31, 2012 and December 31, 2011. Non-performing loans at June 30, 2012, March 31, 2012 and December 31, 2011 totaling $15.3 million, $17.1 million and $16.3 million, respectively, were net of specific allowance allocations of $1.5 million, $1.2 million and $2.9 million, respectively. Other real estate owned at June 30, 2012, March 31, 2012 and December 31, 2011 totaling $9.2 million, $12.8 million and $14.7 million were net of valuation [specific reserve??] allowances of $3.2 million, $3.3 million and $4.1 million, respectively.

	At June 30, 2012	At March 31, 2012	At December 31, 2011
Nonperforming loans
Commercial:
Commercial and industrial	$—	$—	$—
Real estate mortgage	3,014	3,071	—
Multi-family	5,443	5,484	3,090
Land	473	487	1,887
Consumer:
Real estate 1-4 family first mortgage and green	7,946	9,299	14,272
Real estate 1-4 family junior lien mortgage and green	—	—	—
Other revolving credit and installment	2	2	5

Total nonperforming loans	16,878	18,343	19,254
Other real estate owned	9,239	12,843	14,692

Total nonperforming assets	$26,117	$31,186	$33,946

Ratios
Non-performing loans to total gross loans	2.01%	2.19%	2.45%
Non-performing assets to total assets	2.34%	2.88%	3.40%

The following tables display the Company’s non-performing and performing substandard loan portfolio as of June 30, 2012, March 31, 2012 and December 31, 2011.

	June 30, 2012
	# of Loans	Balance
Substandard Loans:
Non-Performing	7	$1,985
Performing:
TDR	10	9,449
Rated substandard due to borrower relationship to distressed loans	6	5,717
Rated substandard due to other credit factors	14	5,774

Total Performing:	30	20,940

Total Substandard Loans	37	$22,925

	March 31, 2012
	# of Loans	Balance
Substandard Loans:
Not performing in accordance to the terms of their contracts (90+ days delinquent)	9	$2,557
Performing in accordance to the terms of their contracts:
TDR	12	10,341
Rated substandard due to borrower relationship to distressed loans	6	4,545
Rated substandard due to other credit factors	15	8,024

Total Performing:	33	22,910
Total Substandard Loans	42	$25,467

	December 31, 2011
	# of Loans	Balance
Substandard Loans:
Non-Performing	16	$7,788
Performing:
TDR	22	13,271
Rated substandard due to borrower relationship to distressed loans	13	7,811
Rated substandard due to other credit factors	7	3,660

Total Performing:	42	24,742

Total Substandard Loans	58	$32,530

The following table presents the aging of the principal balances in past due loans as of June 30, 2012 by class of loans (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Gross Financing Receivables	Considered Current That Have been Modified in Previous Year
June 30, 2012
Commercial:
Commercial and industrial	$—	$—	$—	$—	$8,929	$8,929	$—
Real estate mortgage	—	—	—	—	185,407	185,407	—
Multi-family	—	—	—	—	81,673	81,673	—
Land	—	—	—	—	1,059	1,059	—
Consumer:
Real estate 1-4 family first mortgage	3,489	802	1,984	6,275	516,836	523,111	—
Real estate 1-4 family junior lien mortgage	—	—	—	—	8,945	8,945	—
Other revolving credit and installment	37	28	2	67	7,912	7,979	—

Total	$3,526	$830	$1,986	$6,342	$810,761	$817,103	$—

The following table presents the aging of principal balances in past due loans for the Company’s portfolio of purchased credit-impaired loans as of June 30, 2012, by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Gross Financing Receivables	Considered Current That Have been Modified in Previous Year
June 30, 2012
Commercial:
Commercial and industrial	$—	$—	$—	$—	$—	$—	$—
Real estate mortgage	—	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	—
Land	—	—	—	—	—	—	—
Consumer:
Real estate 1-4 family first mortgage	1,505	322	667	2,494	20,234	22,728	—
Real estate 1-4 family junior lien mortgage	—	—	—	—	—	—	—
Other revolving credit and installment	—	—	—	—	—	—	—

Total	$1,505	$322	$667	$2,494	$20,234	$22,728	$—

The following table presents the aging of the principal balances in past due loans as of March 31, 2012 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Gross Financing Receivables	Considered Current That Have been Modified in Previous Year
March 31, 2012
Commercial:
Commercial and industrial	$—	$—	$—	$—	$8,967	$8,967	$—
Real estate mortgage	—	—	—	—	160,018	160,018	—
Multi-family	179	—	—	179	84,041	84,220	—
Land	—	—	—	—	1,070	1,070	487
Consumer:
Real estate 1-4 family first mortgage	2,746	806	2,555	6,107	560,609	566,716	2,192
Real estate 1-4 family junior lien mortgage	698	—	—	698	8,431	9,129	—
Other revolving credit and installment	47	4	2	53	8,236	8,289	—

Total	$3,670	$810	$2,557	$7,037	$831,372	$838,409	$2,679

The following table presents the aging of the principal balances in past due loans as of December 31, 2011 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Financing Receivables	Considered Current That Have been Modified in Previous Year
December 31, 2011
Commercial:
Commercial and industrial	$—	$—	$—	$—	$9,019	$9,019	$—
Real estate mortgage	291	—	—	291	123,722	124,013	—
Multi-family	—	—	—	—	87,290	87,290	—
Land	—	—	1,400	1,400	975	2,375	487
Consumer:
Real estate 1-4 family first mortgage	8,133	2,536	6,385	17,054	529,706	546,760	3,760
Real estate 1-4 family junior lien mortgage	—	—	—	—	9,219	9,219	—
Other revolving credit and installment	4	—	5	9	8,595	8,604	—

Total	$8,428	$2,536	$7,790	$18,754	$768,526	$787,280	$4,247

Troubled Debt Restructured Loans (TDRs). As of June 30, 2012, the Company had 22 loans with an aggregate balance of $16.2 million classified as TDRs compared to 23 loans with an aggregate balance of $16.7 million at March 31, 2012 classified as TDRs and 28 loans with an aggregate balance of $18.2 million at December 31, 2011 classified as TDRs. Specific allowance allocations totaling $819 thousand have been established for these loans as of June 30, 2012 compared to $678 thousand at March 31, 2012 and $2.1 million at December 31, 2011. The differences in specific allowance allocations at June 30, 2012 and March 31, 2012 as compared to December 31, 2012 were largely due to charge offs during the quarters ended June 30, 2012 and March 31, 2012, which were mainly related to changes in reporting requirements for thrifts by the OCC beginning with the quarter ended March 31, 2012. When a loan becomes a TDR, the Company ceases accruing interest, and classifies it as non-accrual until the borrower demonstrates that the loan is again performing.

As of June 30, 2012, of the 22 loans classified as TDRs, 21 loans totaling $15.9 million are making payments according to their modified terms and are less than 90-days delinquent. Of the performing TDRs, $12.0 million in loans are secured by single family residences, $473 thousand are secured by land, $3.1 million are secured by multi-family residences, $288 thousand are secured by commercial real estate, and the remaining is comprised of an unsecured $2 thousand consumer loan. One TDR loan with a balance of $350 thousand is over 90 days delinquent and is secured by a single family residence. This loan will either return to a performing TDR status or move through the Bank’s normal collection and foreclosure process for non-performing loans.

The following tables present, as of the dates indicated, the seasoning of the Bank’s performing restructured loans, their effective balance (principal balance less specific valuation allowances charged-off), and their weighted average interest rates (dollars in thousands):

Performing Restructured Loans As of June 30, 2012
Payments	# of loans	Effective Balance	Average Loan Size	Weighted Average Interest Rate
	(Dollars in Thousands)
1 Payment	1	$288	$288	5.50%
2 Payments	—	—	—	—
3 Payments	—	—	—	—
4 Payments	—	—	—	—
5 Payments	—	—	—	—
6 Payments	—	—	—	—
7 Payments	1	148	148	6.25
8 Payments	1	3,510	3,510	5.00
9 Payments	—	—	—	—
10 Payments	—	—	—	—
11 Payments	—	—	—	—
12+ Payments	18	11,906	661	5.11

Total	21	$15,852	$755	5.10%

Performing Restructured Loans As of March 31, 2012
Payments	# of loans	Effective Balance	Average Loan Size	Weighted Average Interest Rate
	(Dollars in Thousands)
1 Payment	—	$—	$—	—%
2 Payments	—	—	—	—
3 Payments	—	—	—	—
4 Payments	1	153	153	6.25
5 Payments	1	3,600	3,600	5.00
6 Payments	—	—	—	—
7 Payments	—	—	—	—
8 Payments	—	—	—	—
9 Payments	1	679	679	3.00
10 Payments	—	—	—	—
11 Payments	—	—	—	—
12+ Payments	19	11,926	628	5.34

Total	22	$16,358	$744	5.18%

First PacTrust Bancorp, Inc.
Consolidated Balance Sheets
(In thousands of dollars except share and per share data)
(Unaudited)
	June 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$7,211	$6,755
Interest-bearing deposits	81,616	37,720
Total cash and cash equivalents	88,827	44,475
Securities available for sale	117,008	101,616
Federal Home Loan Bank stock, at cost	6,311	6,972
Loans, net of allowance of $11,448 at June 30, 2012 and $12,780 at December 31, 2011	829,137	775,609
Accrued interest receivable	3,715	3,569
Other real estate owned, net	9,239	14,692
Premises and equipment, net	13,152	10,585
Capital lease assets, net	169	—
Bank owned life insurance investment	18,581	18,451
Prepaid FDIC assessment	1,752	2,405
Other assets	27,229	20,667
Total assets	$1,115,120	$999,041
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$26,594	$20,039
Interest-bearing demand	53,007	68,578
Money market accounts	225,808	188,658
Savings accounts	41,827	39,176
Certificates of deposit	505,095	469,883
Total deposits	852,331	786,334
Advances from Federal Home Loan Bank	35,000	20,000
Capital lease obligation	169	—
Notes Payable, net	31,714	—
Accrued expenses and other liabilities	13,611	8,212
Total liabilities	932,825	814,546
Commitments and contingent liabilities	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, $1,000 per share liquidation preference for a total of $32,000; 50,000,000 shares authorized, 32,000 shares issued and outstanding at June 30, 2012 and December 31, 2011	31,925	31,934
Common stock, $.01 par value per share, 196,863,844 shares authorized; 11,767,879 shares issued and 10,592,719 shares outstanding at June 30, 2012; 11,756,636 shares issued and 10,581,704 shares outstanding at December 31, 2011	118	117
Class B non-voting non-convertible Common stock, $.01 par value per share, 3,136,156 shares authorized; 1,067,725 shares issued and outstanding at June 30, 2012 and 1,054,991 shares issued and outstanding at December 31, 2011	11	11
Additional paid-in capital	151,612	150,786
Retained earnings	23,746	27,623
Treasury stock, at cost (June 30, 2012-1,170,360 shares, December 31, 2011-1,174,932 shares)	(25,007)	(25,037)
Accumulated other comprehensive income/(loss), net	(110)	(939)
Total shareholders’ equity	182,295	184,495
Total liabilities and shareholders’ equity	$1,115,120	$999,041

First PacTrust Bancorp, Inc.
Consolidated Statements of Income
(In thousands of dollars except share and per share data)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Interest and dividend income
Loans, including fees	$9,604	$7,513	$19,132	$15,179
Securities	694	1,002	1,431	2,246
Dividends and other interest-earning assets	80	67	140	106
Total interest and dividend income	10,378	8,582	20,703	17,531
Interest expense
Savings	11	97	22	187
NOW	40	16	60	32
Money market	162	61	391	127
Certificates of deposit	1,145	1,049	2,234	2,154
Federal Home Loan Bank advances	92	351	192	868
Capital leases	2	—	2	—
Notes payable	495	—	495	—
Total interest expense	1,947	1,574	3,396	3,368

Net interest income	8,431	7,008	17,307	14,163
Provision for loan losses	279	451	970	451

Net interest income after provision for loan losses	8,152	6,557	16,337	13,712
Noninterest income
Customer service fees	378	373	739	711
Mortgage loan prepayment penalties	—	26	16	26
Income from bank owned life insurance	60	80	129	144
Net gain/(loss) on sales of securities available for sale	(32)	1,118	(71)	1,437
Net gain/(loss) on sales of loans	145	—	145	—
Other	88	38	184	84
Total noninterest income	639	1,635	1,142	2,402
Noninterest expense
Salaries and employee benefits	5,177	2,856	10,044	6,237
Occupancy and equipment	1,321	532	2,320	1,196
Advertising	214	51	453	111
Professional fees	987	414	1,530	749
Stationery paper, supplies, and postage	183	116	296	231
Data processing	502	323	909	616
ATM costs	91	78	184	142
FDIC expense	362	392	680	775
Loan servicing and foreclosure expense (income)	367	532	705	456
Operating loss on equity investment	77	78	153	156
OREO valuation allowance	155	137	169	558
Net (gain)/loss on sales of other real estate owned	(192)	51	(508)	819
Other general and administrative	699	439	1,226	769
Total noninterest expense	9,943	5,999	18,161	12,815

Income before income taxes	(1,152)	2,193	(682)	3,299
Income tax expense	(413)	644	(320)	1,057

Net income	$(739)	$1,549	$(362)	$2,242

Preferred stock dividends	$314	$—	$714	$—

Net income/(loss) available to common shareholders	$(1,053)	$1,549	$(1,076)	$2,242
Basic earnings/(loss) per common share	$(0.09)	$0.16	$(0.09)	$0.23

Diluted earnings/(loss) per common share	$(0.09)	$0.16	$(0.09)	$0.23

First PacTrust Bancorp, Inc.
Analysis of Interest Income and Expense, Yields and Rates
(Dollars in thousands)
	Three Months Ended June 30, (dollars in thousands)
	2012				2011
	Average Balance		Interest	Annualized Average Yield/ Rate	Average Balance	Interest	Annualized Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$829,592		$9,603	4.63%	$665,516	$7,513	4.52%
Securities(2)	107,910		694	2.57	74,585	1,002	5.37
Other interest-earning assets(3)	92,758		80	0.53	46,859	67	0.57

Total interest-earning assets	1,030,259		10,378	4.04%	786,960	8,582	4.36%
Non-interest earning assets(4)	77,860				64,078

Total assets	$1,108,120				$851,038

INTEREST-BEARING LIABILITIES
NOW	$119,033		40	0.13%	$64,306	16	0.10%
Money market	175,548		163	0.37	88,442	61	0.28
Savings	42,422		11	0.11	134,927	97	0.29
Certificates of deposit	516,795		1,145	0.89	372,970	1,049	1.13
FHLB advances	35,000		91	1.04	48,737	351	2.88
Long Term Debt	25,022		495	7.91	—	—	—
Capital Lease	141		2	4.51	—	—	—

Total interest-bearing liabilities	913,961		1,947	0.84%	709,382	1,574	.88%

Non-interest-bearing liabilities	11,898				4,507

Total liabilities	925,859				713,889
Total shareholders’ equity	182,260				137,149

Total liabilities and shareholders’ equity	$1,108,120				$851,038

Net interest income/spread			$8,431	3.20%		$7,008	3.48%

Net interest margin(5)				3.27%			3.56%
Ratio of average interest-earning assets to average interest-bearing liabilities	112.72%	%			110.94%

(1)	Average balances of nonperforming loans are included in the above amounts. Calculated net of deferred fees, premiums/discounts and loss reserves.
(2)	Calculated based on average amortized cost.
(3)	Includes average FHLB stock at cost and average term deposits with other financial institutions.
(4)	Includes average balance of BOLI investments of $18.5 million in 2012 and $18.2 million in 2011.
(5)	Net interest income divided by average interest-earning assets.

	Three Months Ended March 31, (dollars in thousands)
	2012				2011
	Average Balance		Interest	Annualized Average Yield/ Rate	Average Balance	Interest	Annualized Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$806,648		$9,528	4.72%	$672,491	$7,666	4.56%
Securities(2)	105,254		737	2.80	70,073	1,244	7.10
Other interest-earning assets(3)	61,498		60	0.39	46,370	39	0.34

Total interest-earning assets	973,400		10,325	4.24%	788,934	8,949	4.54%
Non-interest earning assets(4)	74,633				62,320

Total assets	$1,048,033				$851,254

INTEREST-BEARING LIABILITIES
NOW	$102,670		112	0.44%	$61,304	16	0.10%
Money market	178,238		137	0.31	89,814	66	0.29
Savings	40,443		11	0.11	129,042	90	0.28
Certificates of deposit	492,764		1,089	0.88	359,228	1,105	1.23
FHLB advances	37,802		100	1.06	68,750	517	3.01

Total interest-bearing liabilities	851,917		1,449	0.68%	708,138	1,794	1.01%

Non-interest-bearing liabilities	10,075				7,159

Total liabilities	861,992				715,297
Total shareholders’ equity	186,041				135,957

Total liabilities and shareholders’ equity	$1,048,033				$851,254

Net interest income/spread			$8,876	3.56%		$7,155	3.53%

Net interest margin(5)				3.65%			3.63%
Ratio of average interest-earning assets to average interest-bearing liabilities	114.26%	%			111.41%

(1)	Average balances of nonperforming loans are included in the above amounts. Calculated net of deferred fees, premiums/discounts and loss reserves.
(2)	Calculated based on average amortized cost.
(3)	Includes average FHLB stock at cost and average term deposits with other financial institutions.
(4)	Includes average balance of BOLI investments of $18.5 million in 2012 and $18.1 million in 2011.
(5)	Net interest income divided by average interest-earning assets.

FIRST PACTRUST BANCORP, INC.
SELECTED QUARTERLY FINANCIAL DATA
(Amounts in thousands, except share and per share data)

	June 2012	March 2012	December 2011	September 2011		June 2011
Balance sheet data, at quarter end:
Total assets	$1,115,120	$1,083,082	$999,041		$928,977		$882,266
Total gross loans	839,931	838,409	787,280		703,454		678,777
Allowance for loan losses	(11,448)	(11,173)	(12,780)		(8,993)		(8,431)
Securities available for sale	117,008	101,452	101,616		64,926		74,613
Noninterest-bearing deposits	26,594	24,961	20,039		20,934		21,702
Total deposits	852,331	853,843	786,334		711,609		685,934
FHLB advances and other borrowings	66,883	35,000	20,000		20,000		30,000
Total shareholders’ equity	182,295	184,002	184,495		191,488		160,475
Balance sheet data, quarterly averages:
Total assets	$1,108,120	$1,048,033	$964,321		$904,738		$851,038
Total loans	829,592	806,648	708,598		679,199		665,516
Securities available for sale	107,910	105,254	92,231		90,454		74,585
Total interest earning assets	1,030,259	973,400	887,799		829,000		786,960
Total deposits	857,856	814,115	743,610		702,780		660,645
Advances from FHLB and other borrowings	60,163	37,802	20,000		20,326		48,737
Total shareholders’ equity	182,260	186,041	191,824		173,495		137,149
Statement of operations data, for the three months ended:
Interest income	$10,378	$10,325	$8,823		$8,823		$8,582
Interest expense	1,947	1,449	1,330		1,339		1,574
Net interest income	8,431	8,876	7,493		7,484		7,008
Provision for loan losses	279	691	4,114		823		451
Net interest income after provision for loan losses	8,152	8,185	3,379		6,661		6,557
Noninterest income	639	503	499		2,012		1,635
Noninterest expense	9,943	8,218	11,213		7,661		5,999
Income/(loss) before income taxes	(1,152)	470	(7,335)		1,012		2,193
Income tax expense/(benefit)	(413)	93	(1,721)		368		644
Preferred stock dividends and discount accretion	314	400	396		138		—
Net income/(loss) available to common stockholders	$(1,053)	$(23)	$(6,010)		$506		$1,549
Profitability and other ratios:
Return on avg. assets (1)	(0.27)%	0.14%	(2.33)%		0.28%		0.73%
Return on avg. equity (1)	(1.61)	0.81	(11.71)		1.48		4.52
Net interest margin (1)	3.27	3.65	3.38		3.61		3.56
Noninterest income to total revenue (2)	5.88	5.36	6.24		21.19		18.92
Noninterest income to avg. assets (1)	0.19	0.19	0.21		0.89		0.77
Noninterest exp. to avg. assets (1)	3.59	3.14	4.65		3.39		2.82
Efficiency ratio (3)	111.01	87.62	140.30		80.68		69.41
Avg. loans to average deposits	96.71	98.08	95.29		96.64		100.74
Securities available for sale to total assets	10.49	9.37	10.17		6.99		8.46
Average interest-earning assets to average interest-bearing liabilities	112.72%	114.26%	116.26%		114.64%		110.94%
Asset quality information and ratios:
Nonaccrual Loans	$16,878	$18,343	$19,254	$	[0 ]	$	[0 ]
90+ delinquent loans and OREO (4):
90+ delinquent loans (5)	1,985	2,557	$7,790		9,151		14,518
Other real estate owned (OREO)	9,239	12,843	14,692		20,551		15,019
Totals	$11,224	$15,400	$22,482		$29,702		$29,537
Net loan charge-offs	$0	$2,298	$327		$261		$3,925
Allowance for loan losses to nonaccrual loans, net	74.8%	65.24%	78.43%		82.38%		38.21%
Allowance for loan lossesto total loans	1.36	1.33	1.62		1.28		1.24
90+ delinquent loans and OREO to total loans and OREO	1.42	1.81	2.80		4.10		4.26
90+ delinquent loans and OREO to total assets	1.07%	1.42%	2.25%		3.20%		3.35%

FIRST PACTRUST BANCORP, INC.
ANALYSIS OF QUARTERLY INTEREST INCOME AND EXPENSE, YIELDS AND RATES
(Amounts in thousands, except rate, yield, ratio, share and per share data)

Interest rates and yields :	June 2012	March 2012	December 2011	September 2011	June 2011
Loans	4.63%	4.72%	4.55%	4.57%	4.52%
Securities available for sale	2.57	2.80	3.04	4.50	5.37
Total earning assets	4.04	4.24	3.96	4.24	4.36
Total interest bearing deposits	0.64	0.66	0.67	0.71	0.74
FHLB advances and other borrowings	3.90	1.06	1.77	1.81	2.88
Total interest-bearing liabilities	0.84	0.68	0.68	0.76	0.88
Capital ratios:
Stockholders’ equity to total assets	16.3	17.0	18.5	20.6	18.2
Tier one risk-based (6)	16.6	15.9	17.3	19.7	16.0
Total risk-based (6)	17.9%	17.1%	18.6%	20.7%	17.2%

(dollars in thousands, except per share data)	June 2012	March 2012	December 2011	September 2011	June 2011
Per share data:
Basic earnings/(loss) per common share	$(0.09)	$(0.00)	$(0.52)	$0.04	$0.16
Diluted earnings/(loss) per common share	(0.09)	(0.00)	(0.52)	0.04	0.16
Book value per common share at quarter end (7)	$13.04	$13.04	$13.11	$13.76	$13.93
Weighted avg. common shares — basic	11,675,487	11,664,797	11,597,315	11,542,752	9,753,153
Weighted avg. common shares — diluted	11,675,498	11,665,403	11,597,484	11,544,142	9,785,203
Common shares outstanding	11,660,444	11,723,673	11,636,695	11,596,270	11,520,067
Investor information:
Closing sales price at quarter end	$11.86	$11.92	$10.25	$11.33	$14.86
High closing sales price during quarter	12.47	13.29	13.21	15.52	16.61
Low closing sales price during quarter	10.29	10.25	10.09	10.37	13.93
Risk-weighted assets (6)	755,419	793,128	743,090	662,472	621,339
Total assets per full-time equivalent employee	6,446	6,225	7,346	7,432	7,173
Annualized revenues per full-time equivalent employee (2)	$207.1	$215.6	$235.1	$303.9	$281.1
Number of employees (full-time equivalent)	173.0	174.0	136.0	125.0	123.0

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances, and do not include all loans on nonaccrual or past due over 90 days.
(5)	Nonperforming loans include loans delinquent more than 89 days and excludes nonaccrual loans that are not more than 89 days delinquent.
(6)	Capital ratios are for Pacific Trust Bank and are defined as follows:
a.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk- weighted assets.
b.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
(7)	Book value per common share computed by dividing total stockholders’ equity less SBLF related preferred equity (if applicable) by common shares outstanding, net of treasury shares.